EXHIBIT 2

IIJ Announces Revision to Its Year-end Dividend Forecast for the Fiscal Year Ending March 31, 2011

TOKYO, Feb. 10, 2011 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE1:3774), one of Japan's leading Internet-access and comprehensive network solutions providers, today announced a revision to its Year-end dividend forecast for the fiscal year ended March 31, 2011 ("FY2010").

1.     Reason for Revision to Year-end Dividend Forecast

Our dividend policy is to have stable and continuous dividend while having room for our necessary investment for business expansion and development for the future.

With regard to our dividend policy and our nine months ended FY2010 income level, we revised our FY2010 year-end dividend forecast from JPY1,250 to JPY1,500 per share of our common stock. We have already paid interim dividend of JPY1,250 per share of common stock for FY2010 interim period, therefore the total dividend forecast for FY2010 will be JPY2,750 per share.

2.      Revised Year-end Dividend Forecast for FY2010

Dividend per share of common stock*
	Interim	Year-end	Total
Previous Forecast for FY2010 (Announced on May 14, 2010)	JPY1,250.00	JPY1,250.00	JPY2,500.00
Revised Forecast of FY2010 Year-end Dividend	--	JPY1,500.00	JPY2,750.00
FY2010 Interim Dividend paid	JPY1,250.00	--	--

(Reference) FY2009 Dividend	JPY1,000.00	JPY1,250.00	JPY2,250.00
* 400 American Depository Shares represent one share of common stock

About IIJ

Founded in 1992, Internet Initiative Japan Inc. is one of Japan's leading Internet-access and comprehensive network solutions provider. IIJ and its group companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, the company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006. For more information about IIJ, visit the IIJ Web site at http://www.iij.ad.jp/en/.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

CONTACT: Yuko Kazama (Ms.) at IIJ Finance Department
         Tel: +81-3-5259-6500
         E-mail: ir@iij.ad.jp
         URL: http://www.iij.ad.jp/